Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement, dated as of May 23, 2023 and effective as of June 1, 2023 (this “Agreement”), is made and entered into by and between HOWARD HUGHES MANAGEMENT CO., LLC, a Delaware limited liability company (the “Company”), and PETER F. RILEY (the “Consultant”).

For purposes of this Agreement, the Company and the Consultant may collectively be referred to as “the Parties.”

WHEREAS, the Consultant possesses certain experience and expertise that qualify the Consultant to provide certain services required by the Company and its affiliates.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the Parties hereby agree as follows:

1.            Engagement. The Company agrees to engage the Consultant, and the Consultant hereby accepts such engagement, on the terms and conditions set forth herein.

2.            Term. The initial term of this Agreement shall commence and be effective as of June 1, 2023 and shall continue until November 30, 2023 (the “Term”).

3.            Capacity and Performance.

(a)           During the Term, the Consultant shall provide to the Company and its affiliates the services described in Exhibit A, attached hereto and incorporated herein for all purposes (the “Services).

(b)          During the Term, the Consultant shall devote the Consultant’s time and reasonable best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and its affiliates and to discharge the Consultant’s duties and responsibilities hereunder.

4.            Compensation.

(a)          Consulting Fee. The Company shall pay the Consultant a consulting fee of $35,000 per calendar month (the “Consulting Fee”). The Company will pay six monthly installments of the Consulting Fee during the Term. These monthly installments will be paid on the following days: June 1, 2023; July 1, 2023; August 1, 2023; September 1, 2023; October 1, 2023; and November 1, 2023.

(b)          Business and Travel Expenses. The Company shall pay or reimburse the Consultant for all reasonable, customary and necessary business and travel expenses incurred or paid by the Consultant in the performance of the Consultant’s duties and responsibilities hereunder, subject to maximum limits and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified by the Company from time to time. The Consultant must obtain the Company’s prior written approval of all business and travel expenses prior to incurring such expenses.

5.            Independent Contractor.

(a)          The Consultant has been engaged by the Company only for the purposes set forth in this Agreement, and the Consultant’s relation to the Company shall be that of an independent contractor in the performance of each and every part of this Agreement and not that of an employee or agent of the Company or any of its affiliates. The Consultant shall not be considered an employee or an agent of the Company or any of its affiliates and he shall not be entitled to participate in any employment benefits available to employees of the Company or its affiliates.

(b)          The Consultant shall have no authority to bind the Company or any of its affiliates, and the Consultant shall not have the right or power to enter into any contracts, commitments or agreements of any kind on behalf of the Company or any of its affiliates. Under no circumstances shall the Consultant represent to any third party that the Consultant is, or permit any third party to deal with the Consultant based upon the assumption that the Consultant is, an authorized agent or representative of the Company or any of its affiliates, or an officer, director or employee of the Company or any of its affiliates.

6.            Effect of Termination or Expiration. The provisions of this Section 6 shall apply to any termination or expiration of the Consultant’s engagement.

(a)           The Company’s entire obligation to the Consultant under this Agreement shall be payment of the compensation (if any) due to the Consultant through the date of termination or expiration under Section 4 hereof.

(b)          Provisions of this Agreement will survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of the Consultant under Sections 7 and 8. The Consultant recognizes that no compensation is earned after termination or expiration of this Agreement.

7.            Confidential Information. The Consultant hereby acknowledges that, as an advisor of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its affiliates and their strategic plan and financial operations. The Consultant further recognizes and acknowledges that all confidential information is the exclusive property of the Company and its affiliates, is material and confidential, and is critical to the successful conduct of the business of the Company and its affiliates. Accordingly, the Consultant hereby covenants and agrees that he will use confidential information for the benefit of the Company and its affiliates only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefits of others. Notwithstanding the foregoing, the Consultant shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), or (ii) with the prior written consent of the Company. Notwithstanding anything to the contrary in this Agreement, the Consultant shall not be prohibited from : (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law; (ii) providing confidential information to the extent required by law or legal process or permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding; or (iv) receiving an award for information provided to any government agency that is responsible for enforcing the law.

8.            Enforcement of Covenants. The Consultant acknowledges that the Consultant has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon the Consultant pursuant to Sections 7 and 8 hereof. The Consultant agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Consultant further acknowledges that, were the Consultant to breach any of the covenants contained in Sections 7 or 8 hereof, the damage to the Company and its affiliates would be irreparable. The Consultant therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach by the Consultant of any of said covenants, without having to post a bond. The Parties further agree that, in the event that any provision of Sections 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

9.            Insurance. The Consultant is solely responsible for procuring and maintaining worker’s compensation insurance and public liability insurance policies covering Consultant’s performance of the Services. The Consultant hereby agrees to waive all rights of subrogation in favor of the Company, and, further, the Consultant agrees its own insurance, whether required herein or not, shall be primary and non-contributory to any other insurance available to the Company and all of the Company’s affiliates, officers, directors, shareholders, employees and agents. Consultant is not an employee of Company for workers’ compensation purposes and is not entitled to workers’ compensation benefits under their policy coverage. Consultant waives any and all rights to file any claims against said employer in the event an accident should occur while performing Services for the Company on Company’s property or elsewhere.

10.          No Conflicting Agreements. The Consultant hereby represents and warrants that the execution of this Agreement and the performance of the Consultant’s obligations hereunder will not breach or be in conflict with any other agreement to which the Consultant is a party or is bound and that the Consultant is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of the Consultant’s obligations hereunder.

11.          Taxes and Withholding. The Consultant shall be responsible for paying any taxes imposed on the Consulting Fee or other amounts paid or payable to the Consultant hereunder; provided, however, that all payments made by the Company to the Consultant under this Agreement may be reduced by any tax or other amounts required to be withheld by the Company under applicable law in the sole discretion of the Company.

12.          Assignment. Neither the Company nor the Consultant may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon the Company and the Consultant, and their respective successors and permitted assigns.

13.          Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.          Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.          Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, with respect to notices delivered personally, or upon confirmed receipt when delivered by facsimile or deposited with a reputable, nationally/internationally recognized overnight courier service, and addressed to the Consultant at 27 N. Fazio Way, Spring, TX 77389, or, in the case of the Company at the following address: The Howard Hughes Corporation, 9950 Woodloch Forest Dr., Suite 1100, The Woodlands, TX 77380, Attention: Hope VonBorkenhagen, or to such other address as either party may specify by notice to the other actually received.

16.          Entire Agreement. This Agreement constitutes and contains the entire agreement between the Parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Consultant’s engagement by the Company.

17.          Amendment. This Agreement may be amended or modified only by a written instrument signed by the Consultant and the Company.

18.          Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

19.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

20.          Governing Law. This Agreement, the rights of the parties, and all claims, actions, causes of action, suits, litigation, controversies, hearings, charges, complaints or proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

21.           Disputes. All disputes directly or indirectly arising under or relating to the engagement of the Consultant or the provisions of this Agreement shall be settled by final and binding arbitration under the rules of the American Arbitration Association (“AAA) then in effect, sch arbitration shall be held in Dallas, Texas, as the sole and exclusive remedy of the parties. The arbitration shall be heard by one (1) AAA arbitrator who shall be selected by AAA. The arbitrator shall have the authority to order expedited discovery and shall set a hearing within ninety (90) days following the arbitrator’s appointment as arbitrator by the AAA. The arbitrator shall render an award and decision not later than thirty (30) days following the closing of arbitration hearing. Judgment on any arbitration award may be entered in any court of competent jurisdiction. The prevailing party in any arbitration hearing shall also be entitled to recover his/its costs and attorneys’ fees.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

CONSULTANT:	COMPANY:

HOWARD HUGHES MANAGEMENT CO., LLC

/s/ Peter F. Riley	By:	/s/ David O’Reilly
Peter F. Riley	Name:	David O’Reilly
	Title:	Chief Executive Officer

EXHIBIT A

SERVICES

Consultant shall perform and provide consulting services as directed by the Company’s Legal Department on matters for which the Consultant previously provided or managed as an executive officer of the Company.

SCHEDULE OF SERVICES

The time schedule for the proposed services shall be as mutually agreed upon by the Company and Consultant. Consultant will be available up to a maximum of 15 hours per week to render Services under this Agreement. Unless otherwise specifically requested by the Company, the services to be performed by the Consultant will be performed remotely by telephone or teleconference.

ADDITIONAL SERVICES

Consultant shall not perform any additional services without written approval of the Company.

Additional services that are not part of this Agreement may be requested by the Company and shall be described in an amendment of this Agreement between the Consultant and the Company.

REIMBURSABLE EXPENSES

Expenses shall be paid by Company only if Company approves in writing such expenses prior to their being incurred.

Exhibit A
1 of 1